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                                                                    EXHIBIT 23.1

The Board of Directors
Equinix, Inc.:

We consent to the use of our report dated January 21, 2000, except as to Note 10, which is as of January 28, 2000, relating to the consolidated balance sheets of Equinix, Inc and subsidiary, as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from June 22, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 which report is included in the registration statement on Form S-4, and to the reference to our firm under the heading "Experts" in the prospectus.

                                            /s/ KPMG LLP


Mountain View, California
May 8, 2000